Exhibit 4.5

BOYD GROUP SERVICES INC.

Stock Option Plan

Effective March 23, 2021, as amended November 11, 2025

Boyd Group Services Inc.

Stock Option Plan

Section 1.	Interpretation and Administrative Provisions

1.1	Purpose

The purposes of the Plan are to: (i) support the achievement of the Corporation’s performance objectives; (ii) ensure that interests of key persons are aligned with the long term success of the Corporation and the creation of value for its shareholders; and (iii) provide compensation opportunities to attract, retain and motivate senior management critical to the long-term success of the Corporation and its subsidiaries.

1.2	Definitions

For the purposes of the Plan, the following terms have the following meanings:

(a)	“Affiliate” means any entity that is an “affiliate” for purposes of the Canadian Securities Administrators National Instrument 45-106 - Prospectus Exemptions, as amended from time to time.

(b)	“Applicable Withholdings” means all income taxes and statutory amounts required to be withheld by a Participating Company in respect of any Option.

(c)

“Blackout Period” means a period of time imposed by the Corporation upon certain designated persons due to applicable law or policies of the Corporation during which those persons may not trade in any securities of the Corporation or is otherwise unable to exercise an Option or sell Common Shares.

(d)	“Board” means the board of directors of the Corporation.

(e)	“Business Day” means any day, other than a Saturday, Sunday or statutory holiday in the province of Manitoba.

(f)	“Canadian Participant” means any Participant who is not a U.S. Participant and who is a Canadian resident for tax purposes.

(g)

“Cause” has the meaning set out in the employment agreement of the Participant, if applicable, or otherwise means the Participant (i) willfully fails to perform his duties as an officer or employee of a Participating Company; (ii) commits theft, fraud, dishonesty or misconduct involving the property, business or affairs of the Company or any of its Affiliates or in the performance of his/her duties: (iii) willfully breaches or fails to follow any material term of his or her employment agreement with a Participating Company; (iv) is convicted of a crime which constitutes a felony or an indictable offence; or (v) engages in conduct which would be treated as cause by a court of competent jurisdiction in the jurisdiction in which the Participant is employed.

(h)	“Change of Control” means the occurrence of any one or more of the following:

(a)  the issuance to, or acquisition by any person, or group of persons acting in concert, directly or indirectly, including through an arrangement or other form of reorganization, of securities of the Corporation which in the aggregate carry more than 50% of the total voting rights under all of the then issued and outstanding securities of the Corporation;

(b)  the sale of all or substantially all of the assets of the Corporation; or

(c)  the occurrence of any other event that the Board, acting reasonably, determines to be a Change of Control for the purposes of this Plan,

provided that, except as determined by the Board pursuant to clause (c) above, neither a transaction under which the person or persons who (directly or indirectly) control the Corporation immediately prior to the transaction continue to control (directly or indirectly) the Corporation, or a successor thereto, in substantially the same proportions immediately after the transaction nor a transfer of assets from the Coporation to an Affiliate of the Corporation shall be a Change of Control.

(i)	“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time and the Treasury Regulations promulgated thereunder.

(j)	“Committee” means the Committee of the Board to which the Board has delegated responsibility for administration of this Plan, and in the absence of such a delegation means the Board.

(k)

“Common Share” means a common share of the Corporation or, in the event of an adjustment contemplated by Section 4.1, such other security as may be substituted for such common share as a result of such adjustment.

(l)	“Corporation” means Boyd Group Services Inc.

(m)	“Disability” means the termination of the Participant’s employment at a time when the Participant is eligible for long-term disability benefits under the Corporation’s long-term disability program.

(n)

“Eligible Person” means any employee or officer of a Participating Company and includes any such person who is on a leave of absence authorized by a Participating Company (which shall include all statutory leaves of absence).

(o)	“Exercise Notice” means an agreement substantially in the form set out as Schedule B as amended by the Committee from time to time.

(p)

“Exercise Price” means such amount per Common Share as the Committee may determine, provided that in no event shall the exercise price be less than Fair Market Value at the Grant Date. Notwithstanding the foregoing, the Board or Committee may designate an exercise price below the exercise price otherwise determined under this section if (i) the Option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with the Corporation or an Affiliate, provided that the number of Shares covered by the Option and the exercise price are proportionately adjusted in a manner that complies with the Treasury Regulations issued under Code Section 409A, and Code Section 424 to the extent applicable, or (ii) the Option otherwise qualifies for exemption from Code Section 409A or contains terms designed to comply with Code Section 409A.

(q)

“Expiry Date” means the Expiry Date set out in the Grant Agreement, provided that if the Expiry Date would otherwise occur within 10 Business Days following the end of a Blackout Period, the Expiry Date shall automatically be extended to the end of the 10th Business Day following the end of the Blackout Period.

(r)

“Fair Market Value” means, at any time the Common Shares are listed on a stock exchange, the closing price of a Common Shares on the stock exchange on which the Common Shares are listed on the applicable day.

(s)

“Grant Agreement” means an agreement, certificate or other type or form of document or documentation approved by the Committee from time to time which sets forth the terms and conditions of an Option. Unless otherwise determined by the Committee, a Grant Agreement shall be in the form set out as Schedule A, as amended from time to time.

(t)

“Grant Date” means the the date specified by the Committee at the time it grants an Option, which shall not be earlier than the date on which the grant is approved, or, if no such date is specified, the date the Committee completes all requisite actions required to approve the grant of an Option.

(u)	“Participant” means any Eligible Person who holds an outstanding Option.

(v)	“Participating Company” means the Corporation, and such of its Affiliates as are designated by the Committee from time to time for purposes of the Plan.

(w)	“Plan” means the Boyd Group Services Inc. Stock Option Plan, as amended from time to time.

(x)	“Option” means a right granted to an Eligible Person to purchase, for the Exercise Price and as set out in the Plan and the Grant Agreement, Common Shares.

(y)	“Retirement” means the cessation of the employment of a Participant with a Participating Company which is deemed to be a retirement by the Committee in its sole discretion.

(z)

“Termination Date” means, except in the event of the Participant’s death, the date on which the Participant ceases to be an employee of a Participating Company, for any reason (including, without limitation, by reason of resignation, frustration of contract, termination for cause, termination without cause, or constructive dismissal), without regard to any pay in lieu of notice (whether by way of lump sum or salary continuance), benefits continuance, or other termination related payments or benefits to which the employee or officer may then be entitled whether pursuant to the common law or otherwise; provided that a Participant’s Termination Date shall be deemed to be the last date such Participant actually provides services to, the Participating Company that last employed the Participant, whether such date is selected by agreement with such Participant or unilaterally by the Participating Company and whether advance notice is or is not given to such Participant. Except as expressly required by applicable employment or labour standards legislation, no period of notice that is or ought to have been given under applicable law in respect of the termination of employment or engagement will be taken into account in determining any entitlement under the Plan . For avoidance of doubt, where a Participant ceases to provide services to a Participating Company due to the Participant’s death, the Participant’s Termination Date shall be his or her date of death.

(aa)	“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

(bb)

“U.S. Participant” means, any Participant who is a United States citizen or United States resident alien as defined for purposes of Code Section 7701(b)(1)(A), and any other Participant whose Options awarded under the Plan are subject to tax under the Code.

(cc)	“U.S. Securities Act” means the Securities Act of 1933, as amended.

(dd)	“Vested Option” has the meaning set out in Section 3.2.

(ee)	“Vesting Date” means the date or dates designated in the Grant Agreement, or such earlier date as is provided for in the Plan or is determined by the Committee as of which an Option becomes vested.

Where the context so requires, words importing the singular number include the plural and vice versa, and words importing the masculine gender include the feminine and neuter genders.

1.3	Effective Date of Plan

The effective date of the Plan is March 23, 2021.

1.4	Common Shares Reserved for Issuance

(a)	The maximum number of Common Shares available for issuance under this Plan shall not exceed 250,000 Common Shares.

(b)

Under no circumstances may the Plan, together with all of the Corporation’s other previously established or proposed security based compensation arrangements result, at any time, in the number of Common Shares reserved for issuance pursuant to Options and/or other units or stock options to any one person exceeding 5% of the issued and outstanding Common Shares.

(c)

Any insider and that insider’s associates may not, within a 12 month period, be issued a number of Common Shares under the Plan and/or under any other security based compensation arrangement of the Corporation exceeding 5% of the issued and outstanding Common Shares.

(d)

The aggregate number of Common Shares issued to insiders within any 12 month period, or issuable to insiders at any time, under the Plan and any other security based compensation arrangement of the Corporation, may not exceed 10% of the total number of issued and outstanding Common Shares during such period of time.

(e)	The terms “security based compensation arrangement”, “outstanding issue”, “insider” and “insider’s associates” have the meanings attributed thereto in the Toronto Stock Exchange Company Manual.

Section 2.	Administration

2.1	Administration of the Plan

Subject to the Committee reporting to the Board on all matters relating to this Plan and obtaining approval of the Board for those matters required by the Committee’s mandate, this Plan will be administered by the Committee which has the sole and absolute discretion to: (i) grant Options to Eligible Persons; (ii) interpret and administer the Plan; (iii) establish, amend and rescind any rules and regulations relating to the Plan; (iv) determine which Participating Company will grant Options; (v) establish conditions to the vesting of Options; (vi) determine the Exercise Price of each Option; and (vii) make any other determinations that the Committee deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan, in the manner and to the extent the Committee deems, in its sole and absolute discretion, necessary or desirable. Any decision of the Committee with respect to the administration and interpretation of the Plan shall be conclusive and binding on the Participants. The Committee may, in its discretion, delegate such of its powers, rights and duties under the Plan, in whole or in part, to any one or more members of the Board or officers of the Company as it may determine from time to time, on terms and conditions as it may determine, except the Committee shall not, and shall not be permitted to, delegate any such powers, rights or duties to the extent such delegation is not consistent with applicable law.

To the extent that any Option granted to a U.S. Participant is determined to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, such Option shall be subject to such additional rules and requirements as specified by the Committee from time to time in order to comply with Code Section 409A. If any provision of the Plan contravenes Code Section 409A or could cause the U.S. Participant to incur any tax, interest or penalties under Code Section 409A, the Committee may, in its sole discretion and without the U.S. Participant’s consent, modify such provision to (i) comply with, or avoid being subject to, Code Section 409A, or to avoid incurring taxes, interest or penalties under Code Section 409A, and otherwise (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the U.S. Participant of the applicable provision without materially increasing the cost to any Participanting Company or contravening Code Section 409A. However, the Corporation shall have no obligation to modify the Plan or any Option and does not guarantee that Options will not be subject to taxes, interest and penalties under Code Section 409A.

No Options shall be granted to residents on the United States unless such Options and the Common Shares issuable upon exercise of such Options are registered under the U.S. Securities Act or are issued in compliance with an available exemption from the registration requirements of the U.S. Securities Act.

2.2	Governing Law

The Plan shall be governed by and construed in accordance with the laws of the Province of Manitoba and the federal laws of Canada applicable therein.

2.3	Determination of Value if Common Shares Not Publicly Traded

Should Common Shares not be publicly traded at the relevant time such that the Fair Market Value cannot be determined in accordance with the formula set out in the definition of that term, the Fair Market Value of a Common Share shall be determined by the Committee in its sole discretion, and with respect to Options granted to U.S. Participants, in a manner that meets the requirement for establishing fair market value under Code Section 409A.

2.4	Taxes and Other Source Deductions

Participating Company shall be authorized to deduct from any amount to be paid or credited hereunder any Applicable Withholdings in such manner as the Corporation determines, to the extent such Applicable Withholdings are not satisfied through the sale of Common Shares as provided in Section 3.3.

Section 3.	Options

3.1	Awards of Options

The Committee may grant Options to Eligible Persons in its sole discretion. The award of Options to an Eligible Person at any time shall neither entitle such Eligible Person to receive nor preclude such Eligible Person from receiving a subsequent grant of Options.

3.2	Vesting

(a)	Options shall vest and become exercisable (become a “Vested Option”) on the Vesting Date, conditional on the satisfaction of any vesting conditions established by the Committee from time to time.

(b)

Unless otherwise specified by the Committee at the time of granting an Option, and except as otherwise provided in this Plan or set out in an Grant Agreement, an Option shall vest and become exercisable with respect to 1/4 of the Common Shares subject to the Option on each of the second, third, fourth and fifth anniversaries of the Grant Date (each such anniversary being a “Vesting Date”).

(c)

For greater certainty, once an installment becomes vested, it shall remain vested and shall be exercisable in accordance with the terms of the Plan and the applicable Award Agreement until expiration or termination of the Option, unless otherwise specified by the Board.

3.3	Exercise of Options

Subject to the provisions of the Plan, an Option may be exercised by delivery by the Participant to the Corporation at its registered office of an Exercise Notice addressed to the Secretary of the Corporation specifying the number of Common Shares with respect to which the Option is being exercised and accompanied by payment in full (by certified cheque or bank draft) of the Exercise Price for the Common Shares to be purchased. Further, the Corporation may permit the exercise of an Option by means of a broker-assisted “cashless exercise” pursuant to which the Corporation or its designee (including third-party administrators) is delivered a copy of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Corporation an amount equal to the Exercise Price and all Applicable Withholdings against delivery of the Shares to settle the applicable trade

Notwithstanding any of the provisions contained in the Plan or in any Option, the Corporation’s obligation to issue Common Shares to an Participant pursuant to the exercise of an Option is subject to:

(a)  completion of such registration or other qualification of such Common Shares or obtaining approval of such government authority or regulator as the Corporation shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

(b)  the receipt from the Participant of such representations, agreements and undertakings including as to future dealings in such Common Shares, as the Corporation or its counsel determines to be necessary or advisable in order to safeguard against the violation of the securities or other laws of any jurisdiction; and

(c)  the Participant entering into or agreeing to be bound by any shareholders agreement, voting trust or other agreement as the Corporation may determine in respect of such Shares and which are applicable to other shareholders generally.

In this connection the Corporation shall, to the extent necessary, take all reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for the issuance of such Common Shares in compliance with applicable securities laws and for the listing of such Common Shares on any stock exchange on which the Common Shares are then listed

The Common Shares shall be issued within ten business days of the date of exercise of the Option.

3.4	Effect of Exercise of Options

A Participant shall have no further rights respecting any Option which has been exercised in accordance with the Plan.

3.5	Reporting of Options

Statements of the Options held by each Participant will be made available to the Participant annually.

3.6	Resignation

Subject to the terms of the applicable Grant Agreement, if the employment of a Participant terminates due to resignation by the Participant, except only as may be required to satisfy the minimum requirements of applicable employment or labour standards legislation, the Participant shall forfeit all rights, and have no entitlement with respect to Options which are not Vested Options at the Participant’s Termination Date. All Vested Options will be exercisable until the earlier of 30 days immediately following the Participant’s Termination Date and the Expiry Date and the Participant shall forfeit all rights and have no entitlement with respect to all Vested Options which are not exercised by the earlier of 30 days following the Participant’s Termination Date and the Expiry Date. By participating in the Plan, the Participant waives any claim to damages in respect of the forfeiture of any right, title or interest, whether related or attributable to any contractual or common law termination entitlements or otherwise, with respect to any Options arising in connection with the Participant’s resignation.

3.7	Termination for Cause

Subject to the terms of the applicable Grant Agreement, if the employment of a Participant is terminated by a Participating Company for Cause the Participant will forfeit all rights and have no entitlement with respect to any Options, whether Vested Options or unvested Options, immediately prior to the Participant’s Termination Date, except only as may be required to satisfy the minimum requirements of applicable employment or labour standards legislation, and, by Participating in the Plan, the Participant waives any claim to damages in respect thereof whether related or attributable to any contractual or common law termination entitlements or otherwise.

3.8	Termination Without Cause

Subject to the terms of the applicable Grant Agreement, if the employment of a Participant is terminated by a Participating Company without Cause, except only as may be required to satisfy the minimum requirements of applicable employment or labour standards legislation, all vesting shall cease on the Termination Date, the Participant shall forfeit all rights and have no entitlements with respect to any outstanding Options that would vested, or become payable, exercisable or be settled after such date and by participating in the Plan and, by participating in the Plan, the Participant waives any claim to damages in respect thereof whether related or attributable to any contractual or common law termination entitlements or otherwise. Unless otherwise set out in a Grant Agreement, all Vested Options will be exercisable until the earlier of 90 days immediately following the Participant’s Termination Date and the Expiry Date and the Participant shall forfeit all rights, title and interest with respect to all Vested Options which are not exercised by the earlier of 90 days following the Participant’s Termination Date and the Expiry Date, except only as may be required to satisfy the minimum requirements of applicable employment or labour standards legislation, and by participating in the Plan, the Participant waives any claim to damages in respect thereof whether related or attributable to any contractual or common law termination entitlements or otherwise.

3.9	Death, Disability

Subject to the terms of the applicable Grant Agreement, if the employment of a Participant terminates as a result of the Participant’s death or Disability, all unexercised Options held by such Participant, shall immediately vest as of the Participant’s Termination Date, and such Participant or such Participant’s personal representative may, at any time up to the earlier of the one year anniversary of the Participant’s Termination Date and the Expiry Date of the Options, exercise all such Options. Any Options which have not been exercised shall expire and terminate on the earlier of the one year anniversary of the Participant’s Termination Date as a result of death or Disability and the Expiry Date and by participating in the Plan, the Participant waives any claim to damages in respect thereof whether related or attributable to any contractual or common law termination entitlements or otherwise. For greater certainty, if a Participant dies after experiencing a Disability, the period for exercising the Participant’s Options that commenced upon the Participant’s Disability shall not be extended by the Participant’s death.

3.10	Retirement of Participant

Subject to the terms of the applicable Grant Agreement, including, without limitation, conditions restricting the Participant from competing with the Corporation or soliciting the Corporation’s customers or employees, and unless otherwise determined by the Committee, in the event of a Participant’s Retirement (i) all unvested Options then held by the Participant shall remain outstanding and continue to vest and become exercisable as if the Participant had been actively employed by the Company until the earlier of the Expiry Date of the Option determined in accordance with the Plan and the applicable Grant Agreement and the five year anniversary of the Participant’s Termination Date; and (ii) all vested Options then held by the Participant shall remain eligible to be exercised until the earlier of the Expiry Date of the Option determined in accordance with the Plan and the applicable Option Agreement and the five year anniversary of the Participant’s Termination Date. Any Options outstanding on the five year anniversary of the Participant’s Termination Date shall expire and terminate at 11:59 p.m. (in the time zone in which the Company’s head office is located) on such five year anniversary and by participating in the Plan, the Participant waives any claim to damages in respect of any Options that are forfeited or expire without being exercised following the Participant’s Retirement, whether related or attributable to any contractual or common law termination entitlements or otherwise.

Section 4.	General

4.1	Capital Adjustments

In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off or other distribution (other than normal cash dividends) of the Corporation’s assets to shareholders, or any other change in the capital of the Corporation affecting Common Shares, the Committee will make such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change (for the purpose of preserving the value of the Options), with respect to (i) the number or kind of shares or other securities on which the Options are based; (ii) the Exercise Price of the Options; and (iii) the number of Options; provided, however, that no substitution or adjustment will obligate the Corporation to issue or sell fractional shares.

4.2	Amendment, Suspension, or Termination of Plan

The Committee may amend, suspend or terminate the Plan, or any portion thereof, at any time, subject to those provisions of applicable law (including, without limitation, the rules, regulations and policies of the Toronto Stock Exchange), if any, that require the approval of shareholders or any governmental or regulatory body.

The Committee may from time to time, in its absolute discretion and without the approval of the shareholders of the Corporation, make the following amendments to the Plan or any Option:

(a)	any amendment to the vesting provisions of the Plan and any Grant Agreement, including to accelerate, conditionally or otherwise, on such terms as it sees fit, the vesting date of an Option;

(b)

any amendment to the Plan or an Option as necessary to comply with applicable law or the requirements of the applicable stock exchange or any other regulatory body having authority over the Corporation, the Plan or the shareholders of the Corporation;

(c)	any amendment to the Plan and any Grant Agreement to permit the conditional redemption of any Option;

(d)

any amendment of a “housekeeping” nature, including, without limitation, to clarify the meaning of an existing provision of the Plan, correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan, correct any grammatical or typographical errors or amend the definitions in the Plan regarding administration of the Plan;

(e)	any amendment respecting the administration of the Plan; and

(f)

any other amendment that does not require the approval of the shareholders of the Corporation including, for greater certainty, an amendment in connection with a Change of Control to assist the Participants to tender the underlying Common Shares to, or participate in, the actual or potential event or to obtain the advantage of holding the underlying Common Shares during such event; and to terminate, following the successful completion of such event, on such terms as it sees fit, the Options not exercised prior to the successful completion of such event.

Shareholder approval will be required for the following amendments:

(a)

amendments to the number of Common Shares issuable under the Plan, including an increase to a fixed maximum percentage or fixed maximum number of Common Shares, or a change from a fixed maximum percentage of Common Shares to a fixed maximum number;

(b)	any amendment expanding the categories of Eligible Person which would have the potential of broadening or increasing insider participation;

(c)	any amendment extending the term of an Option or any rights pursuant thereto held by an insider beyond its original Expiry Date;

(d)	the provision of any financial assistance to a Participant in connection with the exercise of an Option;

(e)	any reduction in the Exercise Price of an Option;

(f)	any amendment that would permit Options to be transferable or assignable other than for normal estate planning purposes;

(g)	any amendment to provide for other types of security-based compensation involving the issue of equity;

(h)	any amendment increasing or deleting the percentage limits or annual dollar participation limit relating to Shares issuable or issued to insiders specified in Section 1.4 hereof;

(i)

any amendment providing for the addition of a cashless exercise feature, payable in cash or securities, which does not provide for a full deduction of the number of underlying securities from the Plan reserve

(j)	amendments to this Section 4.2 or 4.6; and

(k)	amendments required to be approved by shareholders under applicable law (including, without limitation, the rules, regulations and policies of the Toronto Stock Exchange).

If this Plan is terminated, the provisions of this Plan and any administrative guidelines, and other rules adopted by the Committee and in force at the time of this Plan, will continue in effect as long as an Option or any rights pursuant thereto remain outstanding. However, notwithstanding the termination of the Plan, the Committee may make any amendments to the Plan or the Options it would be entitled to make if the Plan were still in effect.

The Committee may amend or modify any outstanding Option in any manner to the extent that the Committee would have had the authority to initially grant the award as so modified or amended; provided that, where such amendment or modification is materially adverse to the holder, the consent of the holder is required to effect such amendment or modification.

4.3	Non-Exclusivity

Nothing contained herein will prevent the Committee from adopting other or additional compensation arrangements for the benefit of any Participant, subject to any required regulatory or shareholder approval.

4.4	Unfunded Plan

To the extent any individual holds any rights under the Plan, such rights (unless otherwise determined by the Committee) shall be no greater than the rights of an unsecured general creditor of the Corporation.

4.5	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Participating Companies and each Participant, including without limitation, the legal representative of a Participant, or any receiver or trustee in bankruptcy or representative of the creditors of a Participating Company or a Participant.

4.6	Transferability of Awards

Rights respecting Options shall not be transferable or assignable other than for normal estate planning purposes.

4.7	Effect of Change of Control

Notwithstanding any other provision of this Plan, in the event of a Change of Control, any surviving, successor or acquiring entity shall assume any outstanding Options or shall substitute similar options for the outstanding Options. If the surviving, successor or acquiring entity does not assume the outstanding Options or substitute similar options for the outstanding Options, or if the Committee otherwise determines in its sole discretion, the Committee may (i) give written notice to all Participants advising that, effective immediately prior to the Change of Control and all Options shall be deemed to be Vested Options and may be exercised at such time and subject ot such conditions as the Committee may specify; or (ii). determine that, upon the occurrence of a Change of Control, a Participant may surrender any Vested Option (and each unnvested Option, if so determined by the Committee) outstanding immediately prior to the Change of Control in exchange for a payment with respect to each Vested Option in (i) cash, (ii) shares of the Corporation or of a corporation or other business entity that is a party to the Change in Control, or (iii) other property which, in any such case, has a fair market value equal to the consideration to be paid per Common Share in the Change in Control, reduced (but not below zero) by the Exercise Price under such Option and any amounts, including income tax, which the Corporation is required to withhold by law.

Solely for purposes of this Section 4.7, with respect to an outstanding Option that is considered a deferral of compensation under Code Section 409A and Treas. Reg. Section 1.409A-1(b), the term Change of Control shall have the meaning ascribed to the term “change in control event” under Treas. Reg. Section 1.409A-3(i)(5).

4.8	Voluntariness; No Special Rights

Participation in the Plan shall be entirely voluntary and any decision not to participate shall not affect the employment or engagement of any individual by a Participating Company. Nothing contained in the Plan or in any Option will confer upon any Participant any right to the continuation of the Participant’s employment by a Participating Company or interfere in any way with the right of any Participating Company at any time to terminate that employment or to increase or decrease the compensation of the Participant. Options shall not be considered Common Shares nor shall they entitle any Participant to exercise voting rights or any other rights attaching to the ownership of Common Shares, nor shall any Participant be considered the owner of Common Shares by virtue of his or her ownership of Options.

4.9	Other Employee Benefits

The amount of any compensation deemed to be received by a Participant as a result of the redemption of any Option will not constitute compensation with respect to which any other employee benefits of that Participant are determined, including, without limitation, benefits under any bonus, pension, profit-sharing, insurance or salary continuation plan, except as otherwise specifically determined by the Committee.

4.10	Tax Consequences

It is the responsibility of the Participant to complete and file any tax returns which may be required under Canadian, U.S. or other applicable jurisdiction’s tax laws within the periods specified in those laws as a result of the Participant’s participation in the Plan. No Participating Company shall be held responsible for any tax consequences to a Participant as a result of the Participant’s participation in the Plan.

4.11	No Liability

No Participating Company shall be liable to any Participant for any loss resulting from a decline in the market value of any Common Shares.

4.12	U.S. Securities Restrictions Prior to Effectiveness of Registration Statement

(a)

Unless the Common Shares issuable upon exercise of the Options are registered under the U.S. Securities Act, the Options and the Common Shares granted hereunder will be considered “restricted securities” (as such term is defined in Rule 144(a)(3) under the U.S. Securities Act). Accordingly, any Options or Common Shares issued prior to an effective registration statement filed with the Securities and Exchange Commission (the “SEC”) may not be transferred, sold, assigned, pledged, hypothecated or otherwise disposed by the Participant, directly or indirectly, without registration under the U.S. Securities Act and applicable state securities laws or unless in compliance with an available exemption therefrom. Certificate(s) representing the Options and the Common Shares issued prior to an effective registration statement filed with the SEC, and all certificate(s) issued in exchange therefor or in substitution thereof, will be endorsed with the following or a similar legend until such time as it is no longer required under the applicable requirements of the U.S. Securities Act:

“THE SECURITIES REPRESENTED HEREBY AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE U.S. SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER. HEDGING TRANSACTIONS INVOLVING SUCH SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE U.S. SECURITIES ACT.”

(b)

Notwithstanding any provisions contained in the Plan to the contrary and to the extent required by applicable U.S. state corporate laws, U.S. federal and state securities laws, the Code, and the applicable laws of any jurisdiction in which Options are granted under the Plan, the following terms shall apply to all such Options granted to residents of the State of California, until such time as the Common Shares issuable upon exercise of such Options are registered under the U.S. Securities Act or the Board otherwise provides:

(i)

The term of each Option shall be stated in an Option Certificate issued to the Eligible Person and the Corporation, provided, however, that the term shall be no more than ten years from the date of grant thereof.

(ii)

Unless determined otherwise by the Board, Options may not be sold, pledged, assigned, hypothecated, or otherwise transferred in any manner other than by will or by the laws of descent and distribution, and may be exercised, during the lifetime of the Eligible Person, only by the Eligible Person. If the Board makes an Option transferable, such Option may only be transferred (A) by will, (B) by the laws of descent and distribution, or (C) as permitted by Rule 701 of the U.S. Securities Act.

(iii)

Unless a California Participant’s employment is terminated for cause as defined by applicable law, the terms of the Plan or the Option Certificate, the right to exercise an Option awarded under the Plan in the event of termination of employment continues until the earlier of: (1) the expiration date set forth in the applicable Option Certificate, or (2) (A) if termination was caused by death or Permanent Disability, at least six months from the date of termination, and (B) if termination was caused other than by death or Permanent Disability, at least thirty days from the date of termination. For purposes of this Section 2.18(iii), “Permanent Disability” shall mean the inability of the California Participant, in the opinion of a qualified physician acceptable to the Corporation, to perform the major duties of the California Participant’s position with the Corporation because of the sickness or injury of the California Participant.

(iv)

No Option shall be granted to a resident of California more than ten years after the earlier of the date of adoption of the Plan or the date the Plan is approved by the shareholders of the Corporation.

(v)

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spinoff, combination, repurchase, or exchange of Shares or other securities of the Corporation, or other change in the corporate structure of the Corporation affecting the Shares occurs, the Board, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding vested Option; provided, however, that the Board will make such adjustments to an Option required by Section 25102(o) of the California Corporations Code to the extent the Corporation is relying upon the exemption afforded thereby with respect to the Option.

(vi)

The Corporation shall furnish summary financial information (audited or unaudited) of the Corporation’s financial condition and results of operations, consistent with the requirements of applicable law, at least annually to each Eligible Person in California during the period such Eligible Person has one or more Option outstanding, and in the case of an individual who acquired Shares pursuant to the Plan, during the period such Eligible Person owns such Shares; provided, however, the Corporation shall not be required to provide such information if (i) the issuance is limited to key Persons whose duties in connection with the Corporation assure their access to equivalent information or (ii) the Plan or any agreement complies with all conditions of Rule 701 of the U.S. Securities Act; provided that for purposes of determining such compliance, any registered domestic partner shall be considered a “family member” as that term is defined in Rule 701 of the U.S. Securities Act.

SCHEDULE A

Boyd Group Services Inc. Option Plan

Grant Agreement

[Name of Employee] (the “Participant”)

Pursuant to the Boyd Group Services Inc. Option Plan effective March 23, 2021, as amended November 11, 2025 (the “Plan”) and in consideration of services provided to any Participating Company by the Participant, Boyd Group Services Inc. hereby grants to the Participant______________Options under the Plan.

All capitalized terms not defined in this Grant Agreement have the meaning set out in the Plan. No cash or other compensation shall at any time be paid by the Corporation in respect of any Options which have been forfeited or terminated under the Plan or on account of damages relating to any Options which have been forfeited or terminated under the Plan.

The Vesting Dates for this award are ●, 20●, as to one quarter (1/4), ●, 20●, as to an additional one quarter (1/4), ●, 20●, as to an additional one quarter (1/4), and ●, 20●, as to the final one quarter (1/4). The Expiry Date of the award is ●, 20●.

Boyd Group Services Inc. and the Participant understand and agree that the granting and exercise of these Options are subject to the terms and conditions of the Plan, a copy of which has been provided to the Participant all of which are incorporated into and form a part of this Grant Agreement.

For greater certainty, the Participant authorizes the sale of a sufficient number of Common Shares to pay Applicable Withholdings on the exercise of any Options.

Unless the Common Shares issuable upon exercise of the Options are registered under the U.S. Securities Act, the Options and the Common Shares are being or will be issued, as applicable, pursuant to an available exemption or exclusion from registration under the U.S. Securities Act. Accordingly, any Options or Common Shares issued prior to an effective registration statement filed with the SEC will be “restricted securities” as such term is defined in Rule 144 under the U.S. Securities Act, and, therefore may not be transferred, sold, assigned, pledged, hypothecated or otherwise disposed by the Participant, directly or indirectly, without registration under the U.S. Securities Act and applicable state securities laws or unless in compliance with an available exemption therefrom.

DATED ____, 20●.
Boyd Group Services Inc.

Per

I agree to the terms and conditions set out herein and confirm and acknowledge that I have not been induced to enter into this agreement or acquire any Options by expectation of employment or continued employment with any Participating Company.

Name:

Boyd Group Services Inc. Option Plan

Exercise Notice

To: Boyd Group Services Inc.

Pursuant to Boyd Group Services Inc. Option Plan effective March 23, 2021, as amended November 11, 2025 (the “Plan”), the undersigned hereby elects to exercise: ______________ of the undersigned’s Vested Options on [date].

The undersigned encloses a certified cheque or bank draft in the amount of $__________________, in payment of the Exercise Price.

All capitalized terms not defined in this Exercise Notice have the meaning set out in the Plan. No cash or other compensation shall at any time be paid by the Corporation in respect of any Options which have been forfeited or terminated under the Plan or on account of damages relating to any Options which have been forfeited or terminated under the Plan.

For greater certainty, the Participant authorizes the sale of a sufficient number of Common Shares to pay Applicable Withholdings on the exercise of any Options.

The undersigned understands and agrees that the granting and exercise of these Options are subject to the terms and conditions of the Plan which are incorporated into and form a part of this Exercise Notice.

[Include for US Participants] The undersigned Participant hereby represents, warrants, acknowledges and agrees that unless the Common Shares issuable hereby have not been registered under the U.S. Securities Act, the issuance hereby is being made pursuant to an exemption or exclusion from the registration requirements of the U.S. Securities Act and similar exemptions under applicable state securities laws. Accordingly, any Common Shares issued prior to an effective registration statement filed with the SEC will be “restricted securities” as such term is defined in Rule 144 under the U.S. Securities Act, and, therefore may not be transferred, sold, assigned, pledged, hypothecated or otherwise disposed by the Participant, directly or indirectly, without registration under the U.S. Securities Act and applicable state securities laws or unless in compliance with an available exemption therefrom. The undersigned Participant understands and agrees that unless the Common Shares have been registered under the U.S. Securities Act, the certificate(s) representing the Shares and all certificate(s) issued in exchange therefor or in substitution thereof, will be endorsed with the following or a similar legend until such time as it is no longer required under the applicable requirements of the U.S. Securities Act:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE U.S.

SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER. HEDGING TRANSACTIONS INVOLVING SUCH SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE U.S. SECURITIES ACT.”

DATED
Name: